Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

Contact:

Bryce W. Rhodes, President

760-943-3959

Whittier Energy Corporation Adds New Production,

Expanding Operations in Texas and Louisiana

Completes New Oil Well in Texas

Acquires Additional Interest in Cut Off Field in Louisiana

HOUSTON – (Business Wire) – July 15, 2004 – Whittier Energy Corporation (OTCBB: WHIT), today announced the successful completion of the Schirmer 1-19 exploitation well in the Bonnie View Field, located in Refugio County, Texas. Whittier, as operator, owns a 71.38% working interest in the well, which is producing 60 barrels of oil per day (Bopd) gross. The company also announced the acquisition of an additional 14% operated working interest in the Cut Off Field in LaFourche Parish, Louisiana for $400,000. The acquisition had an effective date of March 1, 2004 and added 22 barrels of oil equivalent (Boe) per day net to Whittier’s interest.

Bonnie View Field

Since acquiring the Bonnie View Field in November 2003, Whittier, through drilling and engineering work, has almost doubled gross oil production from the field to 130 Bopd while increasing gross gas production to 380 thousand cubic feet per day (Mcfpd). The Schirmer 1-19 well is producing from perforations in the 5,400-foot sand, with 200 pounds of flowing tubing pressure on a 12/64-inch choke. Whittier has also identified 10 feet of pay in the 5,600-foot sand, as well as three other potential behind pipe intervals which will require additional reservoir evaluation.

Acquisition of Additional Interest in Cut Off Field

Whittier acquired an additional 14% average working interest in the Cut Off Field in LaFourche Parish, Louisiana for approximately $400,000. The acquisition, from two undisclosed parties, increases the company’s working interest in the Cut Off Field to approximately 87%. Gross production from the field is approximately 200 Bopd and 150 Mcfd, or 225 Boe per day, with net production to Whittier of 120 Bopd and 40 Mcfd net, or 127 Boe per day.

Other Drilling Activities

In July, the company temporarily abandoned the Cavenham Forest 5-1 well in the Beaver Dam Creek Field.  Attempts to sidetrack the well were unsuccessful. The well was designed to establish production from an untested fault block located southwest of the field, but experienced difficulties with both the directional equipment and the integrity of the existing well bore. The company and its joint venture partners are evaluating available options before a decision is made on whether to attempt another sidetrack. Whittier’s net costs for the procedure were approximately $120,000. Whittier is the operator of the well, retaining an approximate 22% working interest.  The well’s results do not affect the field’s existing proved reserves.

Whittier has experienced success with several non-operated working interests in other exploration and developmental drilling projects. The company has minor working interests in eight wells in the Greater Mayfield project in Beckham County, Oklahoma, which are in various stages of drilling, completion or testing. Although Whittier owns less than a 1% working interest in Greater Mayfield, Whittier’s net production from the area exceeds 425 Mcf per day. Whittier also participated with a 10% working interest in a successful re-entry of a 10,900-foot gas well, targeting the Wilcox formation, in the Mont Field in Lavaca County, Texas. The well is currently producing approximately 450 Mcfd and 48 barrels of condensate per day, and is being evaluated for possible stimulation treatment.

Management Comments

Bryce W. Rhodes, Whittier’s President and Chief Executive Officer, said: “The success of our development plans at Bonnie View is indicative of our operating philosophy of acquiring operated properties with current production that have exploitation and other upside opportunities.” He added, “Whittier’s purchase of the additional interest in the Cut Off Field, combined with the active development at Bonnie View and the various non-operated exploration and exploitation projects is representative of our portfolio investment approach to growing the company’s production and revenues while managing operating risk.”

About Whittier Energy Corporation

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana.  Whittier Energy also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California.  The company’s stock trades as WHIT on the Over-the-Counter Bulletin Board.  Additional information about Whittier Energy can be found at www.whittierenergy.com.

Forward-Looking Statements

Certain statements included in this news release are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. The company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in the company’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov.